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                                                                    EXHIBIT 2.06


                   AGREEMENT TO MERGE SURETY ACQUISITION, INC.
              WITH AND INTO FIRST MIDLOTHIAN CORPORATION UNDER THE
                     CHARTER OF FIRST MIDLOTHIAN CORPORATION
               AND UNDER THE TITLE OF FIRST MIDLOTHIAN CORPORATION


     MERGER AGREEMENT made this 17th day of October, 1995, between FIRST MIDLOTHIAN CORPORATION, a Texas corporation registered as a bank holding company, located in Midlothian, Texas ("First Midlothian"); SURETY ACQUISITION, INC. a Texas corporation ("Newco") which has been approved as a wholly-owned operating subsidiary of SURETY BANK, NATIONAL ASSOCIATION, a national banking association located in Lufkin, Texas ("Surety Bank"); and joined in by Surety Bank and all those individuals and entities who have subscribed their names hereto individually and as a Director (hereinafter referred to individually as a "Director" and collectively as the "Directors").

                                   WITNESSETH:

     A. First Midlothian is a corporation duly organized and existing under the laws of the State of Texas with authorized common stock of 48,000 shares, par value $10.00 per share ("First Midlothian Common Stock"), of which 48,000 shares are issued and outstanding;

     B. Newco is a corporation duly organized and existing under the laws of the State of Texas with authorized common stock of ______ shares, par value $____ per share ("Newco Common Stock") of which ______ shares are issued and outstanding;

     C. The Boards of Directors and shareholders of First Midlothian and of Newco have approved this Merger Agreement under which Newco shall be merged with and into First Midlothian (the "Holding Company Merger") and have authorized the execution hereof; and the Board of Directors of Surety Bank has approved this Merger Agreement, authorized Surety Bank to join in and be bound by this Merger Agreement, and authorized the undertakings herein made by Surety Bank;

     D. Surety Capital Corporation, a Delaware corporation which owns of record and beneficially over ninety-nine percent (99%) of the issued and outstanding shares of common stock of Surety Bank ("Surety"); Surety Bank; First Midlothian; First National Bank, a national banking association located in Midlothian, Texas ("First Bank)", all of the issued and outstanding shares of common stock of which are owned of record and beneficially by First Midlothian; and the Directors have entered into a Reorganization Agreement dated October 17, 1995 (the "Reorganization Agreement") which contemplates the Holding Company Merger provided for in this Merger Agreement. All terms not defined in this Merger Agreement shall have the meaning set forth in the Reorganization Agreement;

     E. As and when required by the provisions of this Merger Agreement or the Reorganization Agreement (hereinafter referred to


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collectively as the "Merger Plan"), all such action as may be necessary or appropriate shall be taken by Newco, Surety Bank, First Midlothian and the Directors in order to consummate the Holding Company Merger.

     NOW, THEREFORE, in consideration of the premises, Newco and First Midlothian, joined in by Surety Bank and the Directors, in their individual and representative capacity, hereby agree that Newco shall be merged with and into First Midlothian on the following terms and conditions:

     1. At the Effective Time (as defined herein), Newco shall be merged with and into First Midlothian to do business and be governed by the laws of the State of Texas. Said Holding Company Merger shall be pursuant to the provisions of and with the effect provided in the Texas Business Corporation Act.

     2. At the Effective Time, the name of First Midlothian (hereinafter referred to as "Resulting Entity" whenever reference is made to it as of the time of the Holding Company Merger or thereafter) shall be changed to "Surety Acquisition, Inc."; the Articles of Incorporation of Resulting Entity shall be as set forth in ANNEX A attached hereto and made a part hereof; the bylaws of Resulting Entity shall be as set forth in ANNEX B hereto and made a part hereof; and the established office and facilities of Newco immediately prior to the Holding Company Merger shall become the established office and facilities of Resulting Entity.

     3. At the Effective Time, the corporate existence of First Midlothian and Newco shall be merged into and continued in Resulting Entity and Resulting Entity shall be deemed to be the same corporation as First Midlothian and Newco. All rights, franchises and interests of First Midlothian and Newco, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in Resulting Entity by virtue of such Holding Company Merger without any deed or other transfer. Resulting Entity at the Effective Time and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, and in every agency capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by First Midlothian and Newco, respectively, at the Effective Time.

     4. At the Effective Time, Resulting Entity shall be liable for all liabilities of First Midlothian and Newco, respectively; and all deposits, debts, liabilities, obligations and contracts of First Midlothian and Newco, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of First Midlothian or Newco, as the case may


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be, including all liabilities of First Midlothian and Newco for taxes, whether existing at the Effective Time or arising as a result of or pursuant to the Holding Company Merger, shall be those of Resulting Entity and shall not be released or impaired by the Holding Company Merger; and all rights of creditors and other obligees and all liens on property of either First Midlothian or Newco shall be preserved unimpaired.

     5.   At the Effective Time:

          (a) All shares of First Midlothian Common Stock outstanding at the Effective Time held by the shareholders shall, without any action on the part of the shareholders, be converted into and exchanged for the right to receive cash (the "Consideration") equal to (i) one hundred fifty percent (150%) of the Book Value of First Bank as of the Closing Date (as defined herein), to the extent such Book Value does not exceed $4,500,000 plus (ii) one hundred percent (100%) of the Book Value of First Bank as of the Closing Date in excess of $4,500,000 minus (iii) the outstanding principal of, and accrued interest on, the Debentures as of the Closing Date.

          (b) Book Value shall mean the sum of First Bank's total stockholders' equity (defined as capital stock, surplus, undivided profits and retained earnings) determined in accordance with generally accepted accounting principles applied on a consistent basis, with reserves acceptable to First Midlothian and Surety. The Book Value shall be determined pursuant to an audit or other specified review procedure prepared by Coopers & Lybrand, and the Book Value of First Bank shall be based on the results of that audit or specified review procedure.

          (c)  In the event the Book Value, as determined pursuant to SUBSECTION
(b), is unsatisfactory to either First Midlothian or Surety, the parties agree that they will first attempt in good faith to resolve their dispute with respect to Book Value through direct negotiation within fifteen (15) days of the date either party notifies the other of the existence of such a dispute. If a shorter time period is indicated by the circumstances, the parties agree that the time period shall be reduced accordingly.

          (d) In the event the parties are unable to resolve their dispute through direct negotiation within the applicable time period, either party may notify the other party of its decision to submit the dispute to resolution by appraisal. In this event, the parties shall unanimously select an appraiser within fifteen (15) days after the end of the fifteen (15) day period. The appraiser unanimously selected shall determine Book Value within thirty (30) days after the appraiser is appointed and such determination shall be conclusive. If the parties do not unanimously agree upon a single appraiser within the fifteen (15) day period, Surety shall select one appraiser and First Midlothian shall select another appraiser within five (5) days after the end of the fifteen (15) day period. Upon appointment of the two appraisers, the two


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appraisers shall within five (5) days jointly select a third appraiser.  Book
Value shall then be determined within thirty (30) days after the date of the appointment of the third appraiser and such determination shall be conclusive. Book Value shall be the average of the two closest values determined by the three (3) appraisers. The total cost of the appraisers shall be paid one-half by Surety and one-half by First Midlothian.

          (e) Each share of Newco Common Stock issued and outstanding at the Effective Time shall be converted into and become one share of common stock of Resulting Entity.

     6.   After the Effective Time:

          (a) The holders of the outstanding certificate or certificates which prior thereto represented shares of First Midlothian Common Stock may surrender same to Resulting Entity, and each shall be entitled upon such surrender to receive from Surety Bank in exchange therefor, without cost to such holders, the amount determined by dividing the Consideration by the number of shares of First Midlothian Common Stock outstanding at the Effective Time and multiplying such result by the number of shares of First Midlothian Common Stock represented by such outstanding certificate or certificates surrendered.

          (b) Until so surrendered, each such outstanding certificate which, prior to the Effective Time, represented shares of First Midlothian Common Stock shall be deemed for all purposes to evidence solely the right to receive the amount of cash into and for which such shares of First Midlothian Common Stock shall have been converted pursuant to Section 6(a) hereof. No interest shall be payable with respect to any such cash payments. If a shareholder is unable to locate any of his certificates which prior to the Effective Time represented shares of First Midlothian Common Stock, Resulting Entity shall issue a check to such shareholder in the amount to which such shareholder would otherwise be entitled to receive hereunder without surrendering such certificate, upon receipt by Resulting Entity of an indemnity agreement to Resulting Entity in form and substance satisfactory in all respects to Resulting Entity.

          (c) The stock transfer books of First Midlothian shall be closed as of the close of business on the Closing Date, and no transfer of record of any of the shares of First Midlothian Common Stock shall take place thereafter. From and after the close of business on the Closing Date, shares of First Midlothian Common Stock shall cease to be shares of First Midlothian, irrespective of whether such shares are ultimately surrendered.

     7. The directors, advisory directors, and officers, respectively, of Resulting Entity at the Effective Time shall be those persons who are directors, advisory directors, and officers, respectively, of Newco immediately before the Effective Time. The committees of the Board of Directors of Resulting Entity at the


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Effective Time shall be the same as, and shall be composed of the same persons who are serving on, committees of the Board of Directors of Newco as they exist immediately before the Effective Time.

     8. This Merger Agreement shall be submitted to the shareholders of First Midlothian, at a meeting called to be held as promptly as practicable in accordance with the Reorganization Agreement. This Merger Agreement shall be approved by Surety Bank, the sole shareholder of Newco, pursuant to a unanimous consent executed and delivered by such sole shareholder in accordance with the Reorganization Agreement. Upon approval of the shareholders of First Midlothian and the sole shareholder of Newco, this Merger Agreement shall be made effective as soon as practicable thereafter in the manner provided in SECTION 11 hereof.

     9. The Merger Plan may be terminated and abandoned at any time prior to or on the Closing Date, whether before or after action thereon by the shareholders of First Midlothian and the sole shareholder of Newco:

          (a)  By the mutual consent in writing of First Midlothian and Newco;

          (b) By First Midlothian in writing if any of the conditions to the obligations of the Directors, First Midlothian or First Bank contained herein or in the Reorganization Agreement shall not have been satisfied or, if unsatisfied, waived as of the Closing Date;

          (c) By Surety in writing if any of the conditions to the obligations of Surety or Surety Bank contained herein or in the Reorganization Agreement shall not have been satisfied or, if unsatisfied, waived as of the Closing Date; or

          (d) By either First Midlothian or Newco in writing if the Closing Date shall not have occurred by June 30, 1996, unless the date is extended by mutual agreement of First Midlothian and Newco.

     10. Except as provided in the next succeeding sentence, in the event of the termination and abandonment of the Merger Plan pursuant to the provisions of
SECTION 9 hereof, the same shall be of no further force or effect except that the indemnification provisions set forth in SECTION 11 and the provisions relating to expenses set forth in SECTION 9 of the Reorganization Agreement shall survive any such termination and abandonment. Additionally, in the event Surety elects to abandon the Merger Plan by written notice to such effect to First Midlothian (the "Election") pursuant to SECTION 7(e) of the Reorganization Agreement, as a result of Surety's inability to have sufficient financial resources available, in the sole opinion of Surety, to consummate the transactions contemplated by the Reorganization Plan and the Merger Agreements, Surety shall pay to First Midlothian a break-up fee, as follows,


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and upon payment thereof, none of the parties to the Reorganization Agreement nor the Merger Agreements shall have any further obligations to each other, except as expressly set forth in this SECTION 10:

          (a) If Surety makes the Election on or before December 31, 1995, Surety shall pay to First Midlothian the sum of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000) concurrently with the mailing of the notice of such Election.

          (b) If Surety makes the Election on or before March 31, 1996, Surety shall pay to First Midlothian the sum of THIRTY-FIVE THOUSAND AND NO/100 DOLLARS ($35,000) concurrently with the mailing of the notice of such Election.

          (c)  If Surety makes the Election on or before June 30,
          1996, Surety shall pay to First Midlothian the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000) concurrently with the mailing of the notice of such Election.

     11. The closing date (the "Closing Date") shall be a date to be selected by mutual agreement of the parties immediately following the satisfaction of all requirements of law and the conditions specified in the Merger Plan, including receipt of all applicable regulatory approvals or waivers therefrom and expiration of applicable waiting periods relating thereto. The closing (the "Closing") shall be held at the offices of Surety located in Hurst, Texas on the Closing Date. At the Closing, Surety Bank shall deliver to the shareholders of First Midlothian cash in the amount of the Consideration and the shareholders of First Midlothian shall deliver to Surety Bank all of the stock certificates evidencing issued and outstanding shares of common stock of First Midlothian. The Holding Company Merger shall become effective at the time specified in the certificate to be issued by the Secretary of State of the State of Texas, such time being herein called the "Effective Time."

     12. For the convenience of the parties hereto and to facilitate the filing and recording of this Merger Agreement, any number of counterparts hereof may be executed, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

     IN WITNESS WHEREOF, First Midlothian and Newco have each caused this Merger Agreement to be executed in counterparts on its behalf as of the date first above written.


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                                        FIRST MIDLOTHIAN CORPORATION



                                        By:
                                           -------------------------------------
                                           Its:
                                               ---------------------------------

                                        SURETY ACQUISITION, INC.



                                        By:
                                           -------------------------------------
                                           Its:
                                               ---------------------------------

     Surety Bank hereby joins in the foregoing Merger Agreement, and undertakes that it will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by it.

     IN WITNESS WHEREOF, Surety Bank has caused this undertaking to be made in counterparts by its duly authorized officer and its corporate seal to be hereunto affixed as of the date first above written.



                                        SURETY BANK, NATIONAL ASSOCIATION



                                        By:/s/ Bobby W. Hackler
                                           -------------------------------------
                                           Its:President & C.E.O.
                                               ---------------------------------

     The Directors hereby join in the foregoing Merger Agreement, and undertake that they will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by them.



                                        /s/ Billie Jo Duran
                                        ----------------------------------------
                                        Billie Jo Duran, Individually and as a
                                        Director of First Midlothian Corporation
                                        and First National Bank



                                        /s/ Charles L. Duran
                                        ----------------------------------------
                                        Charles L. Duran, Individually and as a
                                        Director of First Midlothian Corporation
                                        and First National Bank


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                                        /s/ V. H. Easterwood, Jr.
                                        ----------------------------------------
                                        V. H. Easterwood, Jr., Individually and
                                        as a Director of First Midlothian
                                        Corporation and First National Bank



                                        /s/ Lou E. Rodgers
                                        ----------------------------------------
                                        Lou E. Rodgers, Individually and as a
                                        Director of First Midlothian Corporation
                                        and First National Bank



                                        /s/ Danny D. Rodgers
                                        ----------------------------------------
                                        Danny D. Rodgers, Individually and as a
                                        Director of First Midlothian Corporation
                                        and First National Bank



                                        /s/ J. C. Rodgers
                                        ----------------------------------------
                                        J. C. Rodgers, Individually and as a
                                        Director of First Midlothian Corporation
                                        and First National Bank



                                        /s/ J. D. Rodgers
                                        ----------------------------------------
                                        J. D. Rodgers, Individually and as a
                                        Director of First Midlothian Corporation
                                        and First National Bank



                                        /s/ E. L. Webb
                                        ----------------------------------------
                                        E. L. Webb, Individually and as a
                                        Director of First Midlothian Corporation
                                        and First National Bank



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